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                                                                      Exhibit 12

                              Cytec Industries Inc.
                Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

                                                            Three Months Ended       Nine Months Ended
                                                              September 30,            September 30,
                                                              -------------            -------------
                                                            2002         2001        2002          2001
                                                            ----         ----        ----          ----
Earnings before income taxes and equity in
  earnings of associated companies and
  extraordinary item                                       $38.1        $31.6        $77.4        $ 92.4
Add:
  Distributed income of associated companies                   -            -          0.6           2.4
  Amortization of capitalized interest                       0.1          0.1          0.2           0.2
  Fixed Charges                                              6.4          6.9         19.8          20.6
Less:
  Capitalized interest                                      (0.2)        (0.2)        (0.5)         (0.3)
                                                           -----        -----        -----        ------
Earnings as adjusted                                       $44.4        $38.4        $97.5        $115.3

Fixed Charges:
  Interest on indebtedness including
    amortized premiums, discounts and
    deferred financing costs                               $ 5.5        $ 5.9        $17.1        $ 17.6
  Portion of rents representative of the
    interest factor                                          0.9          1.0          2.7           3.0
                                                           -----        -----        -----        ------
Fixed charges                                              $ 6.4        $ 6.9        $19.8        $ 20.6
                                                           -----        -----        -----        ------
Ratio of earnings to fixed charges                           6.9          5.6          4.9           5.6
                                                           =====        =====        =====        ======
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